EXHIBIT 99.2

                      STOCK OPTION GRANT DATED JUNE 5, 2000

The following description summarizes the terms of the Stock Option Grant Dated June 5, 2000 ("STOCK OPTION") of Shamir Optical Industry Ltd. ("COMPANY") as currently in effect:

1. NUMBER OF SHARES: The Stock Option consists of options to purchase 120,480 Ordinary shares of the Company, par value NIS 0.01 each ("SHARES").

2. EXERCISE PRICE: The exercise price under the Stock Option is U.S. $ 9.96 per Share.

3. VESTING DATE: The Stock Option is fully vested and exercisable as of June 5, 2003.

4. EXPIRATION DATE: The Stock Option may be exercised not later than December 31, 2008.